Paradigm Completes Acquisition of Caldwell Technology Solutions

ROCKVILLE, MD. July 5, 2007 -- Paradigm Holdings, Inc. (OTCBB:PDHO) (Paradigm), parent company of Paradigm Solutions Corporation and Trinity IMS, a provider of comprehensive information technology and business solutions for federal government enterprises, announced today that it has completed the acquisition of Bowie, Maryland-based Caldwell Technology Solutions, LLC (CTS).

CTS provides information technology (IT) services and solutions in support of Federal Government National Security programs within the Intelligence Community (IC). All of CTS’ approximately 35 employees hold U.S. Government Security Clearances and specialize in IT service offerings including systems engineering, software development, and information assurance support. CTS also provides intelligence analyst and linguistic support services.

“CTS brings a very talented group of IT and National Security professionals to Paradigm, and we are very pleased to have them on our team,” stated Paradigm President and CEO, Peter LaMontagne in announcing the completion of the transaction. “Equally important, the acquisition confirms the execution of our strategy to penetrate further into the National Security market—we are making steady progress toward our objectives,” concluded Mr. LaMontagne.

CTS founder, Mr. Samuel Caldwell, who will remain with the company as a Vice President, also affirmed the importance of the transaction stating, “Joining forces with Paradigm at this time will provide us with the resources and infrastructure to support further expanding our business—this transaction is very positive for our employees and our customers.”

Paradigm Senior Vice President and CFO, Richard Sawchak, stated, “The transaction is expected to be accretive to Paradigm’s earnings beginning in the fourth quarter of 2007. We expect CTS to add revenues of approximately $5.0 million per year based on their existing contracts and in-process proposal efforts.”

About Paradigm Holdings, Inc.:
Paradigm Holdings, Inc., (www.paradigmsolutions.com) parent company of Paradigm Solutions Corporation and Trinity IMS, is a comprehensive information technology and business solutions provider for government enterprises. Paradigm Solutions Corporation specializes in Enterprise Risk Management, Systems Engineering, Infrastructure Support, and Program Management for government customers. Trinity IMS specializes in computer forensics and information assurance. Headquartered in Rockville, Maryland, the company currently employs approximately 200 people across 12 states.

Safe Harbor Statement:
This press release may contain forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections. Paradigm Holdings, Inc. assumes no obligation to update the information contained in this press release. Future results for Paradigm Holdings, Inc. may be affected by its ability to continue to implement its government technology solutions, its dependence on the federal government and state and local governments and other federal government contractors as its major customers, timely passage of components of the federal budget, timely obligations of funding by the federal and state governments, its dependence on procuring, pricing and performing short-term government contracts, its dependence on hiring and retaining qualified professionals, potential fluctuations in its quarterly operating results, including seasonal impacts, its dependence on certain key employees and its ability to timely and effectively integrate the businesses it may acquire. For further information about forward-looking statements and other Paradigm Holdings, Inc. specific risks and uncertainties please refer to recent SEC filings for Paradigm Holdings, Inc., which are available from the Edgar Web site at www.edgar.org.

For more information, please contact:
Richard Sawchak
Senior Vice President and CFO
301-468-1200
communications@paradigmsolutions.com